UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 13, 2020

To Our Shareholders:

You are cordially invited to the 2020 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held on April 16, 2020 at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting.

During the Annual Meeting, you will be asked to: (i) elect three Class I directors whose terms will expire at the Annual Meeting in 2023; (ii) elect one Class III director whose term will expire at the Annual Meeting in 2022; (iii) consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers; and (iv) ratify the Audit Committee’s appointment of CliftonLarsonAllen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are encouraged to participate in the live webcast of the Annual Meeting. However, it is important that your shares be represented regardless of whether you plan to participate in the live webcast of the Annual Meeting. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

KEVIN J. HELMICK

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 16, 2020

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held on April 16, 2020 at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting.

The 2020 Annual Meeting will be held for the following purposes:

1.	to elect three Class I directors to serve for terms of three years to expire at the Annual Meeting of Shareholders to be held in 2023;

2.	to elect one Class III director to serve for a term of two years to expire at the Annual Meeting of Shareholders to be held in 2022;

3.	to consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

4.

to consider and vote upon a proposal to ratify the appointment of CliftonLarsonAllen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.

to transact such other business as may properly come before the meeting or any adjournments thereof. Farmers’ Board of Directors is not currently aware of any other business to come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 6, 2020 as the record date for the determination of shareholders entitled to notice of, and to vote during, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

CARL D. CULP

Senior Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 13, 2020

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”), of the accompanying proxy to be voted during the 2020 Annual Meeting of Shareholders (the “Annual Meeting”), and during any adjournment or postponement thereof. The Annual Meeting will be held on April 16, 2020 at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2019 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 13, 2020. This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on Thursday, April 16, 2020: This proxy statement, the Form 10-K for the year ended December 31, 2019 and the 2019 Annual Report to Shareholders are available at www.farmersbankgroup.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held on Thursday, April 16, 2020 at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting. To obtain more information regarding how to participate in the live webcast of the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares during the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote during the Annual Meeting?

The Board of Directors has set March 6, 2020 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote during, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 6, 2020, 28,316,997 Common Shares were issued and outstanding. Each Common Share entitles the holder to one vote on each item to be voted upon during the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your Farmers’ shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your Farmers’ shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares during the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented during the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet before the meeting at www.envisionreports.com/FMNB; or

•	By submitting your vote electronically via the Internet during the meeting at www.meetingcenter.io/236769428.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their Common Shares electronically through the Internet or by telephone by following the procedures described on the enclosed proxy instead of submitting the enclosed proxy by mail. In order to vote via the Internet or by telephone, please have the enclosed proxy in hand, and go to the website listed on the proxy or call the number and follow the instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholder instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

If you hold your Common Shares in street name, you should follow the voting instructions provided to you by the organization that holds your Common Shares. If you plan to participate in the live webcast of the Annual Meeting, you will have the opportunity to vote electronically during the meeting. If your Common Shares are held in the name of your broker, bank or other shareholder of record, you must have a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 6, 2020 in order to vote during the live webcast of the Annual Meeting.

How will My Shares be Voted?

If you vote by mail, through the Internet, or by telephone, your Common Shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your Common Shares will be voted:

•	“FOR” the election of the three Class I director nominees listed under “Proposal One — Election of Directors;”

•	“FOR” the election of the one Class III director nominee listed under “Proposal One — Election of Directors;”

•	“FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers under “Proposal Two — Advisory Vote on Executive Compensation;” and

•

“FOR” the ratification of the appointment of CliftonLarsonAllen LLP as Farmers’ independent registered public accounting firm for the year ending December 31, 2020 under “Proposal Three — Ratification of Selection of Independent Registered Public Accounting Firm.”

Can Other Matters be Decided during the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised during the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration during the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	executing a later dated proxy with regard to the same Common Shares;

•	executing a later casted Internet or telephone vote with regard to the same Common Shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	submitting a later casted vote electronically via the Internet during the live webcast of the Annual Meeting at www.meetingcenter.io/236769428.

If your Common Shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy during the live webcast of the Annual Meeting, you must have a legal proxy from the shareholder of record indicating that you were the beneficial owner of the Common Shares on March 6, 2020. Participating in the live webcast of the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person (via the live webcast) or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding Common Shares shall constitute a quorum for the Annual Meeting. Consequently, at least 9,438,999 Common Shares must be represented at the Annual Meeting in person (via the live webcast) or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their Common Shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their Common Shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented during the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One — Election of Directors

•     Election of (i) the three Class I director nominees and (ii) the one Class III director nominee requires the affirmative vote of the holders of a plurality of the Common Shares present (via the live webcast), represented and entitled to vote during the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of the director or toward the election an individual nominee and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two — Advisory Vote on Executive Compensation

•     The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present (via the live webcast), represented and entitled to vote during the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus will have the same effect as a vote against Proposal Two. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to Farmers’ named executive officers or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

• Proposal Three — Ratification of Selection of Independent Registered Public Accounting Firm

•     The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present (via the live webcast), represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and thus will have the same effect as a vote against Proposal Three.

Under Ohio law, the Articles, and Farmers’ Regulations, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each Common Share owned, and shareholders may not cumulate votes in the election of directors. Common Shares as to which the authority to vote is withheld are not counted toward the election of directors. However, the Board of Directors has adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 11 of this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors is currently comprised of nine members, four of whom are nominees for re-election during the Annual Meeting. Additional information regarding the director nominees is set forth in “Proposal One — Election of Directors” beginning on page 16 of this proxy statement. In 2019, the Board of Directors affirmatively determined that each of the directors listed below is an “independent director” under the rules of The NASDAQ Stock Market LLC (“NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
Terry A. Moore	Edward W. Muransky
David Z. Paull	James R. Smail

The only director (or director nominee) of Farmers who has been determined by the Board of Directors not to be independent is Kevin J. Helmick, the Company’s President and Chief Executive Officer.

During 2019, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries were conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of any director’s independent judgment in carrying out his or her responsibilities.

In assessing the independence of directors, the Board of Directors also considers the business relationships between Farmers and its directors or their affiliated businesses other than ordinary banking relationships, if any. Where such business relationships other than ordinary banking relationships exist, the Board of Directors evaluates the scope and nature of each business relationship. There were no such business relationships between Farmers and its directors or the directors’ affiliated companies that were so considered by the Board of Directors in 2019.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving, pursuant to the Company’s written policy, all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed and approved by the Board of Directors either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship, at the outset of the relationship with periodic review. All loans outstanding to insiders of Farmers at any time since January 1, 2019: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 12 meetings during 2019. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to participate in the live webcast of the Annual Meeting. All of the current members of the Board of Directors attended the 2019 Annual Meeting held on April 18, 2019.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has appointed Lance J. Ciroli as its non-executive Chairman. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. The Board of Directors has also appointed James R. Smail as its non-executive Vice Chairman. As Vice Chairman, Mr. Smail presides over meetings of the Board of Directors in the absence of Mr. Ciroli, and also consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Kevin J. Helmick, as President and Chief Executive Officer, is responsible both for overseeing Farmers’ day-to-day operations and for establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure best serves Farmers because it allows Mr. Helmick to focus on managing the Company’s day-to-day business while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The role of the Board of Directors in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Board Enterprise Risk Management Committee Charter, the Board Enterprise Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Board Enterprise Risk Management Committee; and (v) Executive Committee. Each committee other than the Executive Committee meets on a regular basis and each committee reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Gregory C. Bestic (Chairman) , Lance J. Ciroli, Ralph D. Macali, and Edward W. Muransky, each of whom also served on the Audit Committee during 2019. During the 2019 calendar year, Gregg Strollo also served on the Audit Committee. The Board of Directors has determined that Mr. Bestic qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Mr. Bestic has all of the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Bestic has acquired these attributes through education and experience as a certified public accountant and, specifically, as a Principal in Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held 6 meetings during 2019.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The Compensation Committee members currently are David Z. Paull (Chair), Anne Frederick Crawford, Terry A. Moore and James R. Smail, each of whom also served on the Compensation Committee during 2019. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held 6 meetings during 2019.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 24.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The members of the Corporate Governance and Nominating Committee currently are Terry A. Moore (Chair), Gregory C. Bestic, Anne Frederick Crawford, and Ralph D. Macali, each of whom also served on the Corporate Governance and Nominating Committee during 2019. During the 2019 calendar year, Edward W. Muransky also served on the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held 5 meetings during 2019.

Board Enterprise Risk Management Committee

The Board Enterprise Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Board Enterprise Risk Management Committee currently are Lance J. Ciroli (Chair), Edward W. Muransky, David Z. Paull, and James R. Smail. During the 2019 calendar year, Gregg Strollo also served on the

Board Enterprise Risk Management Committee. The Board Enterprise Risk Management Committee operates under a written charter, which is reviewed annually by the Board Enterprise Risk Management Committee and the Board of Directors. A copy of the current Board Enterprise Risk Management Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Board Enterprise Risk Management Committee meets on a regular basis with Mr. Helmick and other executive officers of Farmers. The Board Enterprise Risk Management Committee held 4 meetings during 2019. Additional information regarding the Board Enterprise Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 24.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The members of the Executive Committee are James R. Smail (Chair), Lance J. Ciroli, Kevin J. Helmick, and Terry A. Moore, all of whom also served on the Executive Committee during 2019. The Executive Committee operates under a written charter, which is reviewed annually by the Executive Committee and the Board of Directors. A copy of the current Executive Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Executive Committee held 13 meetings in 2019.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, pursuant to Section 1701.55(B) of the Ohio Revised Code, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers, because our Articles do not include alternative election standards. Nevertheless, the Board of Directors has adopted a policy that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board of Directors. Thereafter, the Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes, and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers the fit of an individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company and its shareholders. The following attributes are considered important to such consideration, but all may not necessarily be possessed by any one director candidate:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to diligently attend to Board of Director and committee matters;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. When identifying first-time candidates or nominees for director, or in evaluating individuals recommended by shareholders, the Corporate Governance and Nominating Committee will consider diversity, the current composition of the Board in light of the diverse communities and geographies Farmers serves, and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. The Corporate Governance and Nominating Committee makes its recommendation regarding nominations to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given or made to shareholders. The Board of Directors has adopted a policy that annual meetings of shareholders will be held on the third Thursday of April of each year unless and until publicly announced otherwise, consistent with our general past practice and the Regulations. Accordingly, for purposes of the 2021 Annual Meeting intended to be held on April 15, 2021, a nomination of a director for election must be received by Farmers’ Secretary no earlier than December 16, 2020 and not later than January 15, 2021.

The Corporate Governance Guidelines also formalize certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.

the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.

all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

a.	the name and address of the shareholder making the nomination;

b.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

c.

a representation that the shareholder is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

d.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

e.	a description of any relationships, including business relationships, between the shareholder and the candidate;

f.	whether the shareholder is acting in concert with any person with respect to the Common Shares;

g.

whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

h.

the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

i.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

j.

if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

During the course of any candidate’s consideration, the Corporate Governance and Nominating Committee may request additional information through written director questionnaires and further communications to assess whether the candidate satisfies, in the view of the committee, requirements of the Company’s Corporate Governance Guidelines, Director Code of Ethics, and other policies applicable to members of the Board and its committees.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals for 2021 Annual Meeting

Proposals by shareholders intended to be presented during the 2021 Annual Meeting must be received by the Secretary of Farmers no later than November 13, 2020, to be eligible for inclusion in Farmers’ proxy, notice of meeting, and proxy statement relating to its 2021 Annual Meeting. Farmers will not be required to include in its proxy, notice of meeting, or proxy statement, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable Commission rules.

If a shareholder intends to submit a proposal during the 2021 Annual Meeting that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 27, 2021, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised during the 2021 Annual Meeting. The submission of such a notice does not ensure that a proposal can be raised during the 2021 Annual Meeting.

In each case written notice must be given to Farmers, addressed to its Corporate Secretary, at the following address: 20 South Broad Street, Canfield, Ohio 44406.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish the Company with copies of all such forms filed. Based solely on the review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year by our Section 16 Filers.

PROPOSAL ONE — ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at nine. The Board of Directors is currently divided into three classes, each with three-year terms, and there are currently four directors serving in Class I, four directors serving in Class II, and one director serving in Class III.

Given the current imbalance between the number of directors serving in Classes I and II and Class III of the Board of Directors, respectively, the Corporate Governance and Nominating Committee and the Board of Directors deem it in the best interest of the Company to balance the number of directors serving in each of these three classes, with such balance to be achieved over the next two years.

This year, the Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of three of the Class I directors for election to serve as Class I directors for terms of three years to expire at the Annual Meeting of Shareholders to be held in 2023. In addition, the Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of one director, having previously served as a Class I director, for election to serve as a Class III director for a term of two years to expire at the Annual Meeting of Shareholders to be held in 2022.

Set forth below for each of the nominees for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of the director nominees and the key attributes, skills, and qualifications presented by the director nominees and the continuing directors. The following information, as of March 6, 2020, with respect to the age, principal occupation or employment, other affiliations and business experience during at least the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director. Except where indicated, no corporation is a parent, subsidiary, or other affiliate of Farmers.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

(Term Expiring in 2023)

Name	Age	Principal Occupation for Past Five Years and Other Information
Gregory C. Bestic	65	Mr. Bestic has served as a director of Farmers since 2011 and is Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Bestic also serves as a director of Farmers Trust Company, a Farmers subsidiary. Mr. Bestic is a Principal in Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. Mr. Bestic is a certified public accountant, a certified forensic accountant (Diplomate of the American Board of Forensic Accounting), a fellow of the American College of Forensic Examiners, and is designated as a Chartered Global Management Accountant. He serves on a number of non-profit community and civic boards in the Mahoning Valley, including the Cardinal Joint Fire District and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, allow him to provide accounting, local business, and corporate governance expertise to the Board of Directors.

Kevin J. Helmick	48	Mr. Helmick has served as a director of Farmers since 2014, as the President and Chief Executive Officer of Farmers since November 2013, and is a member of the Executive Committee. Prior to his appointment as President and Chief Executive Officer, Mr. Helmick served as the Executive Vice President and Secretary of the Company and Executive Vice President – Retail and Wealth Management of Farmers Bank since January 2012. Prior to that, Mr. Helmick served as the Vice President of Wealth Management and Retail Services of Farmers Bank since 2008. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Helmick has developed through his education and experiences in the banking and financial services industries, as well as his significant past leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors.

Name	Age	Principal Occupation for Past Five Years and Other Information
Terry A. Moore	64	Mr. Moore has served as a director of Farmers since 2014 and is the Chair of the Corporate Governance and Nominating Committee and a member of the Executive and Compensation Committees. Mr. Moore is a member of the Management Committee of Krugliak Wilkins Griffiths & Dougherty, a law firm located in Canton, Ohio, with which Mr. Moore has practiced as an attorney since 1990. Mr. Moore serves on the Board of Directors of Mercy Medical Center, a non-profit hospital based in Canton, and the Mercy Medical Center Development Foundation, as an advisory board member for Malone University, a non-profit university based in Canton, and as a trustee for the Hoover Foundation, a non-profit foundation based in Canton. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Moore has developed through his educational background in law, as well as his business and leadership experiences with his law firm and in Stark County, allow him to provide leadership, local business, and corporate governance expertise to the Board of Directors.

NOMINEE FOR ELECTION AS CLASS III DIRECTOR

(Term Expiring in 2022)

Name	Age	Principal Occupation for Past Five Years and Other Information
Edward W. Muransky	60	Mr. Muransky has served as a director of Farmers since 2017 and is a member of the Audit Committee and Board Enterprise Risk Management Committee. Since 2012, Mr. Muransky has served as Chairman of the Board of The Muransky Companies, a multifaceted business management company, Chairman and Chief Executive Officer of Southwoods Health, and Chairman and Chief Executive Officer of Chestnut Land Company, the parent company for Auntie Anne’s Soft Pretzel franchises operating throughout the United States. Mr. Muransky serves on boards of directors of a number of charitable and educational organizations in the Youngstown, Ohio and Mahoning Valley, Ohio region, including the Youngstown State University Foundation and the Youngstown/Warren Regional Chamber of Commerce. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Muransky has developed through his significant business and leadership experiences allow him to provide leadership and business expertise to the Board of Directors.

CLASS II DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2021)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	69	Mr. Ciroli has served as a director of Farmers since 2010 and has served as Chair of the Board of Directors since October 2011. Mr. Ciroli is a member of the Executive and Audit Committees and Chair of the Board Enterprise Risk Management Committee. Mr. Ciroli operates NBE Bank Consulting Services, a bank consulting services company which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide regulatory and local business expertise to the Board of Directors.

Name	Age	Principal Occupation for Past Five Years and Other Information
Anne Frederick Crawford	56	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of probate and estate planning for her entire career. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in and outside the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide legal and local business expertise to the Board of Directors.

David Z. Paull	65	Mr. Paull has served as a director of Farmers since 2011 and is Chair of the Compensation Committee and a member of the Board Enterprise Risk Management Committee. Mr. Paull also serves as a director of National Associates, Inc., a subsidiary of Farmers Trust Company. Mr. Paull retired in February 2014 from serving as the Vice President, HR Operations and Labor Relations, for RTI International Metals, Inc., where he had previously been responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull has 36 years of experience working in and managing all aspects of the human resources and employee benefits functions, significant experience in corporate strategic and succession planning with both for profit and nonprofit enterprises, and has served as a member of the board of directors and executive committee of the Youngstown Warren Regional Chamber of Commerce. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources and related areas of executive compensation and benefits, allow him to provide compensation related and local business expertise to the Board of Directors.

Name	Age	Principal Occupation for Past Five Years and Other Information
James R. Smail	73	Mr. Smail has served as a director of Farmers since 2015 and is Chair of the Executive Committee and a member of the Board Enterprise Risk Management and Compensation Committees. Mr. Smail also serves as Chair of the Board of Directors of Farmers Trust Company, a Farmers subsidiary. Mr. Smail has served as Chairman, Director and Chief Executive Officer of J.R. Smail, Inc. since 1975, and served as Chairman and Director of Monitor Bancorp, Inc. from 1972 through August, 2017. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Smail has from his experience in managing businesses and his experience in the financial institution industry, as well as his entrepreneurial skills, allow him to provide valuable insights to the Board of Directors in evaluating the business conditions in markets in which the Company operates, as well as setting corporate strategy.

CLASS III DIRECTOR CONTINUING IN OFFICE

(Term Expiring in 2022)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	64	Mr. Macali has served as a director of Farmers since 2001 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, and a partner in P.M.R.P. Partnership, which owns commercial and residential real estate. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 6, 2020, regarding beneficial ownership of the Common Shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers, and other executive officers of the Company as a group, and each person known to Farmers to own 5% or more of its Common Shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	42,097	(3)	*
Lance J. Ciroli	50,047	(4)	*
Anne Frederick Crawford	81,336	(5)	*
Ralph D. Macali	78,940	(6)	*
Terry A. Moore	48,382	(7)	*
Edward W. Muransky	29,266	(8)	*
David Z. Paull	38,649	(9)	*
James R. Smail	1,675,017	(10)	5.92
Gregg Strollo	15,860	(11)	*
Carl D. Culp	65,060	(12)	*
Mark L. Graham	52,043	(13)	*
Kevin J. Helmick	111,979	(14)	*
Amber Wallace Soukenik	25,273	(15)	*
Mark R. Witmer	64,965	(16)	*
Total (19 directors and executive officers)	2,465,760		8.71

5% Or Greater Shareholders
James R. Smail	1,675,017	(10)	5.92%
Black Rock, Inc. 55 E. 52nd Street New York, NY 10055	1,479,593	(17)	5.23%

*	Less than 1%

(1)

The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals or the Common Shares issuable upon the exercise of stock options within 60 days of March 6, 2020 (although no such stock options were outstanding on that date). Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the Common Shares indicated.

(2)

For all directors and executive officers, the percentage of class is based upon the sum of: (i) 28,316,997 Common Shares issued and outstanding on March 6, 2020; and (ii) the number of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 6, 2020 (although no such stock options were outstanding on that date).

(3)	Mr. Bestic owns his Common Shares jointly with his spouse and he shares voting and dispositive power with respect thereto.
(4)	Amount includes 3,675 Common Shares owned by Mr. Ciroli’s spouse, over which his spouse has voting and dispositive power.
(5)

Amount includes 68,451 Common Shares Ms. Crawford owns jointly with her spouse with respect to which she shares voting and dispositive power, 9,686 Common Shares held by trusts over which Ms. Crawford’s spouse is trustee with voting and dispositive power, and 3,065 Common Shares held in IRAs in Ms. Crawford’s name.

(6)

Amount includes 9,189 Common Shares held in the Ralph Macali IRA and 35,981 Common Shares held by a partnership over which Mr. Macali has sole voting and dispositive power. Amount does not include 19,224 Common Shares held by a trust over which Mr. Macali has voting and dispositive power but disclaims beneficial ownership.

(7)

Amount includes 10,100 Common Shares Mr. Moore owns jointly with his spouse with respect to which he shares voting and dispositive power, 6,700 Common Shares held in the Terry A. Moore Retirement Plan 401(k), and 9,862 Common Shares owned by Mr. Moore’s spouse, over which Mr. his spouse has voting and dispositive power.

(8)	Amount includes 9,900 Common Shares held in the Edward W. Muransky IRA, 8,200 Common Shares held in the Edward W. Muransky Trust, and 2,900 Common Shares owned by Mr. Muransky’s spouse.
(9)	Amount includes 22,386 Common Shares jointly owned with Mr. Paull’s spouse, over which Mr. Paull shares voting and dispositive power, and 4,445 Common Shares held in the David Z. Paull IRA.
(10)	Amount includes 9,034 Common Shares held in the James Smail IRA, and 12,807 Common Shares held in the James R. Smail Trust.
(11)	Amount includes 415 Common Shares owned by Mr. Strollo’s son, over which Mr. Strollo shares voting and dispositive power with his spouse.
(12)	Amount includes 47,754 Common Shares Mr. Culp owns jointly with his spouse with respect to which he shares voting and dispositive power, and 9,491 Common Shares held in the Company’s 401(k) Plan.
(13)	Amount includes 34,789 Common Shares Mr. Graham owns jointly with his spouse with respect to which he shares voting and dispositive power, and 12,183 Common Shares held in the Company’s 401(k) Plan.
(14)

Amount includes 60,601 Common Shares Mr. Helmick owns jointly with his spouse with respect to which he shares voting and dispositive power, 2,440 Common Shares held in Mr. Helmick’s spouse’s IRAs, 15,641 Common Shares owned by Mr. Helmick’s children over which Mr. Helmick has voting and dispositive power, and 12,489 Common Shares held in the Company’s 401(k) Plan.

(15)	Amount includes 2,000 Common Shares Ms. Soukenik owns jointly with her spouse with respect to which she shares voting and dispositive power.
(16)	Amount includes 3,116 Common Shares held in the Mark R. Witmer IRA and 1,939 Common Shares held in the Company’s 401(k) Plan.
(17)

According to a Schedule 13G filed February 7, 2020, Blackrock, Inc. possessed sole power to vote with respect to 1,429,866 of these shares, sole power to direct the disposition with respect to 1,479,593 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding Farmers’ executive compensation programs and includes the following segments: (i) Executive Summary, (ii) Compensation Philosophy and Objectives, (iii) 2019 Named Executive Officers Compensation, and (iv) Other Elements of our Executive Compensation Programs. For 2019, our named executive officers were:

Name	Title

Kevin J. Helmick	President and Chief Executive Officer

Carl D. Culp	Senior Executive Vice President, Chief Financial Officer and Secretary

Mark R. Witmer	Senior Executive Vice President, Chief Banking Officer

Mark L. Graham	Executive Vice President, Chief Credit Officer

Amber Wallace Soukenik	Executive Vice President, Chief Retail and Marketing Officer

Executive Summary

Farmers continued to deliver strong financial performance in 2019, in terms of both past performance and performance of our peer financial institutions. We also believe that the compensation of our executive team continued to reflect their successful efforts in strong alignment with the Company’s financial performance.

2019 Financial Performance Highlights

•

Our 2019 adjusted net income increased to $36.3 million, or $1.30 per diluted share, from $32.6 million, or $1.16 per diluted share, in 2018. This financial metric was one of the three objective elements of our 2019 annual cash incentive plan (the “Annual Incentive Plan”). The target level of this metric was $1.24 and the maximum was $1.30, so our strong performance resulted in payouts to our named executive officers at the maximum level of 150% on this financial performance metric.

•

Our 2019 annualized return on average assets as adjusted was 1.52% compared to 1.46% for 2018. This financial metric was the second objective element of our Annual Incentive Plan, with a target of 1.48% and a maximum of 1.55%, so our performance on this metric resulted in payouts at 128% of the target level.

•

Our 2019 efficiency ratio as adjusted improved slightly to 56.05% compared to 57.73% for 2018. This financial metric was the third objective element of our Annual Incentive Plan, with a target level of 57.00% and a maximum of 55.50%, so our improved performance resulted in payouts at 125% of the target level on this financial performance metric.

•

On January 7, 2020, we completed the acquisition by merger of Maple Leaf Financial (“Maple Leaf”), the holding company for Geauga Savings Bank, with branches located in Cuyahoga and Geauga Counties in Ohio. The transaction increases our market share in those counties and enables Farmers to continue building local scale throughout Northeast Ohio. As of September 30, 2019, Maple Leaf had total assets of $275.6 million, which included gross loans of $183.5 million, deposits of $183.4 million, and equity of $33.4 million.

•	Our 2019 financial information summarized above was adjusted for non-recurring expenses, including expenses incurred in connection with the Maple Leaf merger and a litigation settlement.

Linkages between our financial performance and the resulting payouts for our named executive officers under our annual and long-term incentive programs are described more fully under the caption “2019 Named Executive Officers Compensation” beginning on page 29 in this Compensation Discussion and Analysis.

Portions of the foregoing and certain following financial presentations in this Compensation Discussion and Analysis include the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analyses of Farmers. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on Appendix A to this proxy statement.

Significant Compensation Results in 2019

Each year we evaluate all of our compensation programs, policies and payouts to determine whether our compensation structure continues to align with our pay-for-performance focus and promote long-term shareholder value. Based on this evaluation, we determined in 2019 to maintain the general structural elements of our executive compensation programs, as summarized below.

Annual Incentive Compensation

•

We maintained the structure of our Annual Incentive Plan for executive officers with three primary objective corporate level metrics: (i) earnings per share with a weighting of 30%, (ii) annualized return on average assets with a weighting of 30%, and (iii) corporate efficiency ratio with a weighting of 20%. We also retained a subjective factor for each named executive officer, weighted at 20% for Messrs. Helmick, Culp, and Witmer, and 10% for Mr. Graham and Ms. Soukenik. The subjective factor is evaluated based on a scorecard assessment for each individual’s performance. Mr. Graham and Ms. Soukenik had additional objective metrics based on their respective areas of responsibility. All elements and results of our 2019 Annual Incentive Plan for our named executive officers is more fully described under “2019 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 29. The following is a tabular summary of our objective 2019 Annual Incentive Plan results:

Performance Metrics	Target	Actual	Payout %
Earnings Per Share	$1.24	$1.30	150%
Return on Average Assets	1.48%	1.52%	128%
Efficiency Ratio	57.00%	56.05%	125%

Long-term Incentive Compensation

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During 2019 we continued to grant equity-based long-term incentive compensation awards under our 2019 Equity Incentive Plan and cash-based long-term incentive compensation awards under our long-term cash incentive compensation plan (“LTI Cash Program”) to help achieve our recruiting, retention, and long-term performance goals. We maintained the following allocation of our total long-term compensation opportunities: 25% in service-based equity awards subject to three-year cliff vesting,

50% in performance-based equity awards subject to vesting determined by our average return on equity (“ROE”) compared to the ROE performance of our peer group of banking companies over a three-year period, and 25% in performance-based cash awards subject to vesting determined by our total shareholder return (“TSR”) compared to peer group performance over a three-year period.

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Our performance for the long-term incentive compensation awards we issued in 2017 for the three-year performance period that ended on December 31, 2019 resulted in the following percentage payouts, as described more fully under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32:

Long-Term Incentive Compensation 2017-2019 Vesting Summary

	Weight	Target		Actual Percentile	Percentage Payout
Relative Average ROE(1)	50%	50	th	90.7	200.0%
Relative TSR(2)	25%	50	th	63.4	153.6%

(1)

Equity-based award with performance and vesting determined as a percentile compared to the average annual return on equity of peer group companies for the three-year period ending December 31, 2019, excluding a net deferred tax asset adjustment for 2017. These equity-based awards were granted at the maximum payout level of 200% of target opportunity, so the percentage payout opportunities ranged from 10% vesting for performing at the threshold 25th percentile of the peer group, 25% for performing at the 50th percentile, and 100% for performing at or above the 75th percentile.

(2)

Cash-based award with performance and vesting determined as a percentile compared to the total shareholder return of peer group companies for the three-year period ending December 31, 2019. Percentage payout opportunity ranged from 20% at the threshold 25th percentile of the peer group, 100% for performing at the 50th percentile, and 200% vesting for performing at or above the 75th percentile.

Compensation Committee’s Philosophy on Executive Compensation

Our goal is to hire and retain an executive management team that we believe will create both short-term and long-term institutional success. We seek to achieve this goal by providing a fair, competitive compensation package that includes performance-based, at-risk pay components that align with the Company’s strategic and financial performance. We believe that our compensation plans drive successful annual and long-term performance that ultimately aligns with long-term shareholder value. We also seek to implement compensation programs that appropriately balance risk and financial results so that our compensation programs maintain and promote our overall safety and soundness.

Each named executive officers’ compensation currently consists of three primary elements: base salary, annual cash incentive compensation, and long-term incentive compensation. Named executive officers are also eligible to receive matching contributions to their 401(k) retirement plan accounts, discretionary additional contributions to voluntary deferrals of compensation in a nonqualified deferred compensation plan, and limited perquisites. To help retain a stable executive management team, we have adopted an Executive Separation Policy and have entered into change in control agreements that provide severance benefits upon certain terminations of our executive officers.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policies, elements, plans, and arrangements. In addition, the Compensation Committee evaluates the performance of our chief executive officer and, with the input of our chief executive officer, our other executive officers, in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee annually evaluates the alignment of pay and performance of our chief executive officer and chief financial officer. The Compensation Committee also reviews overall corporate policies regarding compensation and benefit programs that are generally available to all employees in connection with its annual assessment of risk-based compensation assessment and may make recommendations concerning those programs based thereon.

Although the Compensation Committee has authority to approve individual compensation arrangements, as well as authority to engage legal advisors and compensation consultants for advice on compensation issues, the Compensation Committee does not act entirely autonomously in considering and implementation of our compensation plans. For example, the Compensation Committee recommends the terms of plans such as our 2017 Equity Incentive Plan, subject to final approval of the full independent Board of Directors, and may from time to time request management to provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee has engaged Pay Governance, LLC (“Pay Governance”) as its outside independent compensation consultant since 2011. During 2019, the Compensation Committee conducted a request for proposals process from qualified independent compensation consultants, and based on such process determined to continue to engage Pay Governance. Pursuant to the terms of its engagement, Pay Governance generally reviews, analyzes and provides advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and to “best practices,” and also provides information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In their role as independent compensation consultants, Pay Governance representatives engage in discussions with the Compensation Committee and respond on a regular basis to questions from the Committee and the Committee’s other advisors, providing opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2019, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance. Pay Governance did not provide additional services to the company or its affiliates in an amount in excess of $120,000 during 2019.

Compensation Consultant Independence

The Compensation Committee has the responsibility to consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and by soliciting input from members of the Compensation Committee through our annual director and officer questionnaires. Based on its review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s compensation consultant has not raised and does not raise any conflict of interest, and also determined that Pay Governance qualifies as independent for purposes of the Exchange Act and revised NASDAQ Corporate Governance Requirements.

Say-on-Pay Consideration

At the Company’s 2019 Annual Meeting of Shareholders, our shareholders approved on an advisory basis the executive compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting, with over 93% of the Common Shares represented by shareholders present in person or represented by proxy at the 2019 Annual Meeting voting “for” such approval. The Compensation Committee evaluated the results of this supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining Farmers’ executive compensation policies, making executive compensation decisions, and continuing implementation of the Committee’s compensation philosophy and objectives.

Peer Group Evaluation and Executive Compensation Benchmarks

The Compensation Committee has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not adhere to a strict formula in order to determine executive officer compensation packages, rather has relied on a variety of factors including experience, responsibility, individual performance, and our overall financial performance. However, given the competitive nature of the financial services industry generally and the fact that we compete in a market with many regional and national banking organizations that are significantly larger and that can provide attractive compensation packages to top executive talent, the Compensation Committee recognizes the need for Farmers to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

During 2015, the Compensation Committee, with the assistance of Pay Governance, undertook an extensive re-evaluation of our compensation peer group to consider changing the composition of the group due to the significant increase in the size and primary market of Farmers due to two recent acquisitions and to better reflect similarly situated financial institutions for purposes of determining competitive market positioning for purposes of executive compensation decisions. The Compensation Committee used several factors to identify, evaluate and select peer financial institutions including but not limited to (i) factors of size (e.g., assets (ranging from approximately one-half to two times the asset size of Farmers), revenues, employees, and market capitalization), (ii) factors of profitability and growth (e.g., net revenue and operating income), and (iii) geographic location (“Peer Group”). The Compensation Committee continued to utilize the following Peer Group of 16 companies to evaluate the competitiveness of our pay structures and levels for calendar year 2019, taking into account acquisitions of previously included institutions (the “2019 Peer Group”):

• AmeriServ Financial, Inc.	• Isabella Bank Corporation
• Chemung Financial Corp.	• LCNB Corp.Ohio Valley Bancorp
• Civista Bancshares, Inc.	• Macatawa Bank Corporation
• Community Trust Bancorp, Inc.	• Mercantile Bank Corp.
• CNB Financial Corp.	• Peoples Bancorp, Inc.
• First Defiance Financial Corp.	• Premier Financial Bancorp Inc.
• German American Bancorp, Inc.	• Summit Financial Group, Inc.
• Horizon Bancorp	• United Community Financial Corp.

2019 Named Executive Officers Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, their base salaries are reviewed annually subject to adjustments based upon our financial performance, the individual performance of the particular executive, and our overall compensation philosophy of providing base compensation levels for our executive officers within 10% of the median of our 2019 Peer Group. The Compensation Committee conducts an annual evaluation of the performance of Mr. Helmick in light of specified goals and objectives with input from each independent director. Based on such evaluation and input, the Compensation Committee determines the compensation of Mr. Helmick and discusses its determination with all independent directors. All other executive officers are evaluated on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge, and awareness and accountability. Based thereon, Mr. Helmick determines whether a base salary increase or decrease is considered to be merited based upon individual performance and presents his base salary adjustment recommendations to the Compensation Committee. For 2019, the Compensation Committee determined to increase Mr. Helmick’s base salary from $445,000 to $460,000, an increase of approximately 3.4%, effective April 1, 2019. As a result of the evaluations and recommendations by Mr. Helmick, the following merit-based base salary adjustments were made in 2019 for the remaining named executive officers effective April 1, 2019: (i) Mr. Culp received a base salary increase of approximately 3.25% from $240,005 to $247,318; (ii) Mr. Witmer received a base salary increase of approximately 2.75% from $275,000 to $281,875; (iii) Mr. Graham received a base salary increase of approximately 2.5% from $182,228 to $186,728; and (v) Ms. Soukenik received a base salary increase of approximately 3.0% from $181,935 to $187,392.

Annual Incentive Plan

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals, which the Compensation Committee and management have established as near-term drivers of our long-term success, as well as certain individualized goals specific to an executive’s role and duties. The following is a discussion of the Annual Incentive Plan as it continued to be implemented by the Compensation Committee during 2019.

The Annual Incentive Plan is intended to foster superior financial results by providing equitable and attainable corporate-wide incentives that reward individual and team efforts to achieve specified performance objectives as determined and applied each fiscal year. The program provides our executive officers and certain non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of such corporate and individual performance goals. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan.

In 2019, the Compensation Committee established the target bonus opportunities under the Annual Incentive Plan for each eligible named executive officer expressed as a percentage of base salary. The following table sets forth such target bonus opportunities for each participating named executive officer:

Named Executive Officer	Target Annual Incentive Plan Opportunity (% of base salary)
Kevin J. Helmick	40%
Carl D. Culp	35%
Mark R. Witmer	35%
Mark L. Graham	35%
Amber Wallace Soukenik	35%

Payments under the Annual Incentive Plan are contingent primarily on the achievement of pre-established performance goals relating to objective financial metrics established for each participating named executive officer by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan.

The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining a threshold level of the objective metrics, a target payout of 100% upon attaining 100% of the target level of the objective metrics, and a maximum payout of 150% of target opportunity upon attaining at or greater than a maximum level of the objective metrics. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2019, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of three core corporate financial measures: earnings per share (“EPS”), return on average assets (“ROA”), and efficiency ratio. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers weighted at 20% for Messrs. Helmick, Culp, and Witmer, and 10% for Mr. Graham and Ms. Soukenik. The subjective factor is evaluated based on a scorecard assessment for each individual’s performance. Mr. Graham and Ms. Soukenik had additional objective metrics based on their respective areas of responsibility. The following tables set forth the applicable objective performance metrics, weightings, targets and percentage payouts on such objective metrics for each of the named executive officers under the Annual Incentive Plan in 2019:

Kevin J. Helmick, Carl D. Culp and Mark R. Witmer

Metrics	Weight	Threshold	Target	Maximum	2018 Actual	2019 Actual	Payout %
EPS	30%	$1.18	$1.24	$1.30	$1.16	$1.30	150%
ROA	30%	1.41%	1.48%	1.55%	1.46%	1.52%	128%
Efficiency Ratio	20%	58.00%	57.00%	55.50%	57.73%	56.05%	125%

Mark L. Graham

Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
EPS	20%	$1.18	$1.24	$1.30	$1.30	150%
ROA	10%	1.41%	1.48%	1.55%	1.52%	128%
Efficiency Ratio	20%	58.00%	57.00%	55.50%	56.05%	125%
Nonperforming/Total Loans	15%	.800%	.778%	.450%	.390%	150%
Net Loss/Avg. Total Loans	15%	.135%	.072%	.055%	.087%	100%
Budget Management	10%	105%	100%	80%	100%	100%

Amber Wallace Soukenik

Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
EPS	20%	$1.18	$1.24	$1.30	$1.30	150%
ROA	20%	1.41%	1.48%	1.55%	1.52%	128%
Efficiency Ratio	10%	58.00%	57.00%	55.50%	56.05%	125%
Product Sales	20%	66.67%	80.00%	100%	100%	125%
Marketing Product Management	20%	60%	100%	100%	100%	100%

In addition to the objective performance metrics described above, the Compensation Committee included a subjective metric for each of the named executive officers, weighted at 20% of the total bonus opportunity with payout ranging from 0% to 100% of this qualitative metric. The subjective metric for Mr Graham and Ms. Soukenik was weighted at 10% of their total bonus opportunity with payout ranging from 0% to 100%. Payouts under the subjective metric were based on evaluations of overall job performance during 2019 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and he provided the basis of his evaluations to the Compensation Committee for the subjective portion of the executive’s bonus for 2019. For Mr. Helmick, each member of the Board of Directors provided input on Mr. Helmick’s performance under goals established in five areas of core competencies: Business Planning, Change/Crisis Management, Communications, Self-Management and Development, and Managing Executive Performance and Development. These evaluations were considered by the Compensation Committee in reaching its determination with respect to the subjective element of Mr. Helmick’s 2019 annual bonus. Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; (iii) Mr. Witmer, 100% of the possible 20% weighting, (iv) Mr. Graham, 100% of the possible 10% weighting, and Ms. Soukenik, 100% of the possible 10% weighting.

Finally, the Compensation Committee continued to include a circuit breaker in the 2019 Annual Incentive Plan, based on Farmers’ “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned, and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 15% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2019 was approximately 3]%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2019 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2019	Payout as a Percentage of Target Opportunity for 2019
Kevin J. Helmick	$236,256	128%
Carl D. Culp	$111,145	128%
Mark R. Witmer	$126,675	128%
Mark L. Graham	$75,550	116%
Amber Wallace Soukenik	$80,738	123%

Long-Term Incentive Compensation Plans

Under our LTI Cash Program, executive officers and certain other employees are eligible to receive awards for possible long-term cash incentive payments based on the achievement of prescribed corporate and/or individual performance metrics. The purpose of the LTI Cash Program is to foster and promote Farmers’ long-term financial success and value by motivating performance through long-term incentive compensation, pending review and approval by the Compensation Committee. The LTI Cash Program is also intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Cash Program may continue until terminated by the Board of Directors.

Our 2017 Equity Incentive Plan was adopted by our Board of Directors and shareholders to promote Farmers’ long-term financial success and increase shareholder value by motivating performance through equity-based long-term incentive compensation. The 2017 Equity Incentive Plan was also intended to encourage participants to acquire ownership interests in the Company, attract and retain talented executives and directors, and enable participants to participate in the Company’s long-term growth and financial success.

In 2017, the Compensation Committee established the target award opportunities under the LTI Cash Program and 2017 Equity Incentive Plan for each eligible named executive officer, expressed as a percentage of a participant’s base salary, and established the following long-term incentive opportunity for each executive:

•	25% in service-based equity awards subject to three-year cliff vesting, and

•

75% in performance-based awards subject to vesting based on our relative performance on two objective financial measures as compared to the performance of banking companies in our peer group measured over a three-year period ending December 31, 2019 (“Performance Period”):

•

50% of all long-term incentive awards were equity-based awards subject to vesting determined by our average annual ROE compared to ROE performance of our peer group of banking companies over the Performance Period, and

•	25% of all long-term incentive awards were cash-based awards subject to vesting determined by our TSR compared to peer group performance over the Performance Period.

The following table sets forth the target level of long-term incentive compensation opportunity for each participating named executive officer at the time of grant in 2017:

Named Executive Officer	2017 LTI Program Target Opportunity (% of base salary)
Kevin J. Helmick	55%
Carl D. Culp	45%
Mark R. Witmer	45%
Mark L. Graham	40%
Amber Wallace Soukenik	25%

The following table indicates the threshold, target and maximum performance levels (for performance falling within each of the percentile ranges, payout or vesting was to occur on an interpolated basis) and the results of our relative TSR and relative average annual ROE performance, as adjusted, for the Performance Period, with the percentage payouts for the LTI Cash Program and 2017 Equity Incentive Plan awards granted in 2017. For performance falling below threshold, no award payout or vesting was to occur. Percentage payout opportunities for the cash-based awards under the LTI Cash Program ranged from 20% vesting for performing at the threshold 25th percentile of peer group, 100% for performing at the target 50th percentile, and 200% vesting for performing at or above the 75th percentile. The share-based awards under the 2017 Equity Incentive Plan were granted at the maximum payout level of 200% of target opportunity, so the percentage payout opportunities ranged from 10% vesting for performing at the threshold level of the 25th percentile of peer group, 50% vesting for performing at the target 50th percentile, and 100% vesting for performing at or above the 75th percentile (equivalent to 200%, or maximum, of target opportunity). The following table summarizes the percentage payouts for our 2017 long-term performance awards. Although the Compensation Committee has certified performance and vesting levels for the 2017 long-term performance awards, the awards will not be settled until April 21, 2019. Payout amounts under the LTI Cash Program for each named executive officer are included in “Non-Equity Incentive Plan Compensation,” column (g), of the Summary Compensation Table located on page 40 of this proxy statement.

Vesting Summary of 2017-2019 Long-Term Performance Awards

Performance Metric	Target(1)	Actual(2)	Rank(3)	Payout % of Target
Relative TSR	16.14%	22.32%	63.40%	153.6%
Relative ROE	10.41%	12.14%	90.70%	200.0%

(1)	Performance at the 50th percentile of Peer Group companies for the Performance Period.
(2)	Farmers actual performance for the Performance Period (ROE adjusted to exclude a net deferred tax asset adjustment for 2017).
(3)	Presented as a percentile relative to the performance of Peer Group companies for the Performance Period.

In 2019, the Compensation Committee established the long-term incentive compensation target opportunities for each eligible named executive officer under our LTI Cash Program and our 2017 Equity Incentive Plan, expressed as a percentage of base salary at the time of grant, as follows:

Named Executive Officer	2019 LTI Program Target Opportunity (% of base salary)
Kevin J. Helmick	55%
Carl D. Culp	45%
Mark R. Witmer	45%
Mark L. Graham	40%
Amber Wallace Soukenik	25%

In conjunction with establishing the target long-term incentive opportunity for our executive officers in 2019, the Compensation Committee, determined to maintain an allocation of 25% of our total long-term compensation opportunity to service-based awards, subject to three-year cliff vesting. We continued to allocate the remaining 75% of the target long-term incentive opportunity to performance-based awards, for which we continued to use relative TSR and relative average ROE as the performance metrics, with the same mix of cash-based and equity-based long-term performance awards as follows: (i) 25% in cash-based awards under our LTI Cash Program subject to vesting based on relative TSR compared to our peer group over a performance period ending December 31, 2021, and (ii) 50% in equity-based grants under our 2017 Equity Incentive Plan subject to vesting based on relative average ROE compared to our peer group over a performance period ending December 31, 2021.

The following table indicates our intended payouts at the threshold, target and maximum levels for our 2019 long-term incentive awards under both the LTI Cash Program and the 2017 Equity Incentive Plan, with relative performance compared to our 2019 Peer Group, consistent with grants of long-term incentive awards in recent years. The maximum award opportunity was established at 200% of the target opportunity.

Vesting Levels	Relative Performance of TSR and Average ROE to Peer Group Companies	Vesting Percent of Target LTI Opportunity
Below threshold	< Peer 25th Percentile	0%
Threshold	= Peer 25th Percentile	20%
Target	= Peer 50th Percentile	100%
Maximum	≥ Peer 75th Percentile	200%

For performance falling within each of the percentile ranges, payouts or vesting will occur on an interpolated basis. The amounts of the threshold, target and maximum award payouts or vesting that may be received by each of our named executive officers upon completion of the 2019-2021 Performance Period with regard to long-term incentive awards granted in 2019 under the LTI Cash Program and the 2017 Equity Incentive Plan is described in detail in the Grants of Plan Based Awards table located on page 42 of this proxy statement.

Clawback Policy

Farmers has adopted a clawback policy as part of its Incentive Compensation Guidelines. Pursuant to that policy, if the Company is required to restate all or a significant portion of its financial statements, the Board is empowered, in its discretion, to require reimbursement of all or any portion of bonuses paid or incentive compensation awarded to any participant in an incentive compensation program (including equity-based awards), and/or effect the cancellation of all or any portion of unpaid awards which may be paid to such participants if: (a) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, and (b) the amount of the bonus or incentive compensation that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. The Company acknowledges under this policy that it is not intended to add any forfeiture obligations or financial responsibilities to the Chief Executive Officer or Chief Financial Officer which are in addition to, or duplicative of, those obligations arising under Section 304 of the Sarbanes-Oxley Act of 2002.

Furthermore, if a participant in any incentive compensation program engages in misconduct related to such program, regardless of whether any restatement of financial statements is required as a result thereof, the Board shall take such actions as it considers appropriate to address the misconduct. Such actions may include cancellation of any unpaid portion of incentive compensation awarded to such participant, reimbursement of any incentive compensation paid to such participant, and other disciplinary actions.

401(k) Plan and Company Contributions

All of our employees who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in our 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations, and Farmers Bank matches a percentage of each participant’s voluntary contributions, up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2019, Farmers Bank provided 401(k) Plan matching contributions of 50% for each of the named executive officers (subject to a maximum of 3% of gross wages), but no additional profit sharing contributions were made.

Nonqualified Deferred Compensation Plan

In 2015, we adopted an unfunded nonqualified retirement plan for certain of our executive officers (the “Nonqualified Plan”) pursuant to which such officers may voluntarily defer a greater portion of their compensation than permitted by applicable federal restrictions and deferral limitations in our 401(k) Plan. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The Company currently intends to credit matching contributions equal to 50% of each participant’s voluntary deferrals to the Nonqualified Plan, up to 6% of gross wages (or a 3% match). Any matching or discretionary credits under the Nonqualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after completion of two years and full vesting after six years. Upon a Change-in-Control (as defined in the Nonqualified Plan), participants’ benefits under the Nonqualified Plan become fully vested and non-forfeitable. Benefits under the Nonqualified Plan represent unsecured general obligations of the Company to pay participating officers at some time in the future.

The Nonqualified Plan allows for discretionary additional annual contributions by the Company for the benefit of eligible participating officers, based on a percentage of each participant’s total eligible compensation, as determined in the discretion of the Compensation Committee. With respect to calendar year 2019, the Compensation Committee approved a discretionary contribution of 2.5%, in the total amount of approximately $79,000, a slight increase from the 2% contribution approved for 2018.

The amounts accrued pursuant to the Nonqualified Plan for the benefit of our named executive officers for calendar year 2019 are disclosed in the Summary Compensation Table located on page 40 of this proxy statement. The Compensation Committee believes that maintaining this Nonqualified Plan helps to maintain the competitiveness of our entire executive retirement benefits.

Amounts payable to participating officers under the Nonqualified Plan will be distributed in accordance with the terms of the Nonqualified Plan and elections made by the participating officers. Benefits generally will be paid in a single lump sum unless the participating officer has elected to receive annual installments for a period of up to ten years. The benefits will be paid upon the earliest of a participating officer’s separation from service death or disability unless the participating officer has elected to receive payments as of a specified date (including the earlier of that date or the occurrence of a regular distribution event). The Nonqualified Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for matching contributions in connection with our Nonqualified Plan as described above, and country club memberships provided by Farmers Bank to the named executive officers for customer relationship development purposes, executive officers did not receive any perquisites or personal benefits in 2019 that are not available to all employees. The amounts of these benefits are included in the “All Other Compensation” column (i) of the Summary Compensation Table located on page 40 of this proxy statement.

Other Elements of Our Executive Compensation Programs

Employment Agreements, Separation Policy and Change in Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment related agreements. Although employment agreements that contain severance and change in control arrangements may be appropriate to attract prospective executives who forego significant other employment opportunities, we determined in 2013 to adopt an Executive Separation Policy that applies to all of our executive officers in lieu of employment agreements. In connection with that implementation, we entered into change in control agreements with each of our executive officers (“Change in Control Agreements”). The material provisions of the Executive Separation Policy and the Change in Control Agreements are discussed under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Employment Agreements, Change in Control Agreements, Executive Separation Policy” beginning on page 48 of this proxy statement.

Overall, the Compensation Committee believes that the implementation of the Executive Separation Policy and Change in Control Agreements is appropriate to help ensure that

Farmers will have the continued dedication, undivided loyalty and objective advice from its key executives, even in the event of a potential transaction that could result in a change in control of Farmers. The Separation Policy offers certain protections in the event of certain terminations of employment, while the Change in Control Agreements provide certain protections in the event of a change in control event, but only if the executive’s employment is terminated as a result of (or within a specified period after) a change in control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive compensation benefits merely as a result of a change in control; rather, it believes that our Change in Control Agreements provide our executive officers with adequate protection to help ensure that change in control offers will be evaluated by our executive officers in the best interests of Farmers and our shareholders without regard to concerns that a transaction could eliminate his or her job without appropriate dispensation. The Compensation Committee recognizes that these agreements may also tend to discourage a takeover attempt as a change in control could trigger increased compensation expense as part of the transaction.

Section 162(m) of the Internal Revenue Code

As applicable for 2019, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) placed a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation. The Tax Cuts and Jobs Act, which became effective on January 1, 2018, eliminated both the prior performance-based exception to the $1.0 million per-executive annual limit on deductibility of compensation under Section 162(m) and the exclusion of the chief financial officer. While the Compensation Committee and the Board of Directors will continue to determine the level and structure of compensation in the manner they determine to be appropriate in order to attract and retain executive leadership and serve the needs of Farmers and its constituents, such levels and structure of executive compensation will no longer be considered within the framework of the Section 162(m) performance-based exception.

Stock Ownership Guidelines and Anti-Hedging Policy

As part of the Company’s Corporate Governance Guidelines, we have adopted stock ownership guidelines for our directors and executive officers which require that, within five years from the date a person first becomes a non-executive director, or within either eight years of March 15, 2016 or seven years from the date an executive officer is first included as a participant in our long-term incentive equity plans (unless, due to specific facts and circumstances, a different period of time is determined to be appropriate by the Corporate Governance and Nominating Committee), the following amounts of Common Shares be owned by that person:

Position	Minimum Ownership Requirement
Non-executive Director	4.0 x Annual Base Retainer Fee
Chief Executive Officer/President	2.0 x Annual Base Salary
Chief Banking Officer	1.5 x Annual Base Salary
Chief Financial Officer	1.25 x Annual Base Salary
Other Executive Officers	1.0 x Annual Base Salary

Individuals subject to these guidelines are expected to satisfy certain milestones during the attainment periods to evidence that the individual is making appropriate progress toward achieving their respective ownership amount. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

In additional to these requirements, our executive officers and directors are prohibited under our insider trading policy and procedures from pledging our Common Shares, purchasing our Common Shares on margin, engaging in short sales, or engaging in any hedging transaction involving our Common Shares.

Director Compensation

The Compensation Committee is also responsible for recommending to the Board of Directors compensation for our non-employee directors. Generally, director compensation is structured in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise, considering the size, nature and location of Farmers as a bank holding company competing in our markets. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position director compensation at a median market level. For calendar year 2019, the Compensation Committee recommended and the independent members of the Board of Directors approved continuing the following compensation levels for non-executive directors (a) general annual retainer fee of $45,000, and (b) the following retainers for directors with additional duties: (i) $25,000 for the independent Board chair, (ii) $20,000 for the independent Board vice-chair, (iii) $10,000 for the Executive Committee chair, and (iv) $5,000 for all other committee chairs.

All director compensation amounts for 2019 are reflected in the Director Compensation table located on page 54 of this proxy statement.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Board Enterprise Risk Management Committee works with the Compensation Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Board Enterprise Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Board Enterprise Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on our short-term and the long-term goals without encouraging unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of Farmers or any of our subsidiaries, or was formerly an officer of Farmers or any of our subsidiaries. None of our directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee:

David Z. Paull, Chair

Anne Frederick Crawford

Terry A. Moore

James R. Smail

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides summary compensation information for the individuals serving as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers serving on December 31, 2019.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Stock Options ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Kevin J. Helmick	2019	$460,000	—	$197,028	—	$327,072	$31,079	$59,569	(4)	$1,053,544
President and Chief Executive Officer	2018	$432,693	—	$166,982	—	$352,820	$(22,702)	$54,774		$984,567
	2017	$422,956	—	$187,728	—	$318,710	$13,149	$56,110		$998,653

Carl D. Culp	2019	$247,318	—	$86,940	—	$146,794	$20,537	$51,655	(5)	$539,163
Sr. Executive Vice President, Chief Financial Officer	2018	$226,963	—	$65,543	—	$159,992	$(10,596)	$39,066		$480,968
	2017	$205,104	—	$73,693	—	$136,199	$4,656	$21,944		$441,596

Mark R. Witmer	2019	$281,875	—	$99,622	—	$172,790	$6,379	$27,893	(6)	$571,056
Sr. Executive Vice President, Chief Banking Officer	2018	$262,392	—	$84,807	—	$189,857	$(1,666)	$24,092		$559,982
	2017	$265,156	—	$95,329	—	$179,158	—	$10,618		$550,261

Mark L. Graham	2019	$186,728	—	$58,674	—	$102,696	$4,965	$45,316	(7)	$376,556
Executive Vice President, Chief Credit Officer	2018	$177,349	—	$49,910	—	$114,681	$(690)	$44,425		$385,675
	2017	$175,874	—	$56,119	—	$109,081	$2,627	$28,830		$372,531

Amber Wallace Soukenik	2019	$187,392	—	$36,631	—	$97,442	$3,303	$39,552	(8)	$355,860
Executive Vice President, Chief Retail & Marketing Officer

(1)

Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted during 2019 under our 2017 Equity Incentive Plan. As further reflected in the Grants of Plan-Based Awards table located on page 42, (i) the amounts reported for service-based equity awards granted during 2019 were determined using closing price of a Common Share on the date of grant of $14.49, and (ii) the amounts reported for performance-based equity awards granted during 2019 were determined using the closing price of a Common Share on the date of grant of $14.49 and the target vesting levels assuming our average ROE performance equals the 50th percentile of the average of a group of peer companies over a three-year period ending on December 31, 2021. The maximum value of the performance-based stock awards granted in 2019 to each named executive officer, assuming that the highest level of performance conditions will be achieved and using the closing price of a Common Share on the date of grant of $14.49, is as follows: Mr. Helmick, $262,704; Mr. Culp, $115,920; Mr. Witmer, $132,820; Mr. Graham, $78,232; and Ms. Soukenik, $48,831. Other assumptions used in the calculation of these amounts are also included in Note 11 “Stock Based Compensation” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. All service-based restricted stock and performance-based equity awards are subject to vesting as described under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32.
(2)

The non-equity incentive plan compensation required to be disclosed in this column includes (i) amounts earned under our Annual Incentive Plan as a result of achieving the goals specified for each designated year, as described for 2019 in the table on page 45 under “Executive Compensation and Other Information – Annual Incentive Plan”, and (ii) the following amounts earned in 2019, 2018, and 2017, respectively, with respect to cash-based long-term incentive awards granted in 2017, 2016, and 2015, respectively, under our LTI Cash Program: Mr. Helmick, $90,816, $103,620, and $84,790; Mr. Culp, $35,649, $42,390, and $38,000; Mr. Witmer, $46,115 and $55,107 and $52,125; Mr. Graham, $27,146, $32,405, and $28,978; and Ms. Soukenik], $16,704, $19,430, and $15,701.

(3)	Amounts shown reflect the 2019 earnings/(losses) for each named executive officer participating in our Nonqualified Plan.
(4)

Amount includes: (i) $8,400 in matching contributions by the Company into Mr. Helmick’s 401(k) Plan account, (ii) $2,825 in group term life insurance expense, (iii) $11,082 in country club dues, and (iv) $37,262 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.

(5)

Amount includes: (i) $8,400 in matching contributions by the Company into Mr. Culp’s 401(k) Plan account, (ii) $2,686 in group term life insurance expense, (iii) $1,249 in country club dues, and (iv) $39,320 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.

(6)

Amount includes: (i) $8,400 in matching contributions by the Company into Mr. Witmer’s 401(k) Plan account, (ii) $2,757 in group term life insurance expense, and (iii) $16,796 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.

(7)

Amount includes: (i) $8,400 in matching contributions by the Company into Mr. Graham’s 401(k) Plan account, (ii) $2,140 in group term life insurance expense, (iii) $3,057 in country club dues, and (iv) $31,719 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.

(8)

Amount includes: (i) $8,400 in matching contributions by the Company into Ms. Soukenik’s 401(k) Plan account, (ii) $2,115 in group term life insurance expense, and (iii) $29,037 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.

Grants of Plan Based Awards

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Kevin J. Helmick	2/20/2019	(1)	2/19/2019	$92,000	$184,000	$276,000
	2/20/2019	(2)	2/19/2019	$12,650	$63,250	$126,500
	2/20/2019	(3)	2/19/2019				1,813	9,065	18,130		$131,352
	2/20/2019	(4)	2/19/2019							4,533	$65,676

Carl D. Culp	2/20/2019	(1)	2/19/2019	$43,281	$86,561	$129,842
	2/20/2019	(2)	2/19/2019	$5,565	$27,823	$55,647
	2/20/2019	(3)	2/19/2019				800	4,000	8,000		$57,960
	2/20/2019	(4)	2/19/2019							2,000	$28,980

Mark R. Witmer	2/20/2019	(1)	2/19/2019	$49,328	$98,656	$147,984
	2/20/2019	(2)	2/19/2019	$6,342	$31,711	$63,422
	2/20/2019	(3)	2/19/2019				917	4,584	9,167		$66,415
	2/20/2019	(4)	2/19/2019							2,292	$33,207

Mark L. Graham	2/20/2019	(1)	2/19/2019	$32,677	$65,355	$98,032
	2/20/2019	(2)	2/19/2019	$3,735	$18,673	$37,346
	2/20/2019	(3)	2/19/2019				540	2,700	5,399		$39,116
	2/20/2019	(4)	2/19/2019							1,350	$19,558

Amber Wallace Soukenik	2/20/2019	(1)	2/19/2019	$32,794	$65,587	$98,381
	2/20/2019	(2)	2/19/2019	$2,811	$14,054	$28,108
	2/20/2019	(3)	2/19/2019				337	1,685	3,370		$24,416
	2/20/2019	(4)	2/19/2019							843	$12,215

(1)

Potential levels of bonus payments under the Annual Incentive Plan with respect to 2019 performance. Further discussion of the Annual Incentive Plan and the potential payouts to participants in that plan is contained under “2019 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 29 of this proxy statement. The amounts actually earned and paid with respect to 2019 are included in the “Non-Equity Incentive Plan Compensation” column (g) of the Summary Compensation Table on page 40 of this proxy statement.

(2)

Performance-based cash awards under the LTI Cash Program with payouts on the third anniversary of the award grant date determined by our TSR performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2021, at a 25% weighting of each executive officer’s total long-term incentive compensation opportunity. Further discussion of the LTI Cash Program and the potential award payouts to participants in that plan is contained under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32 of this proxy statement.

(3)

Performance-based equity awards under the 2017 Equity Incentive Plan with vesting on the third anniversary of the award grant date determined by our average ROE performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2021, at a 50% weighting of each executive officer’s total long-term incentive compensation target opportunity. The grant date fair value of these performance shares was computed using the target level award in column (g) and a grant date fair value on the date of grant of $14.49 (although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our Common Shares for the 30-day period preceding the grant date, which was $13.50 per share). Further discussion of the 2017 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32 of this proxy statement.

(4)

Service-based equity awards of restricted stock under the 2017 Equity Incentive Plan which vest on the third anniversary of the award grant date conditioned on continued employment though such anniversary. The grant date fair value of such awards was calculated using the closing price of our Common Shares on the date of grant of $14.49 per share, although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our Common Shares for the 30-calendar day period preceding the grant date, which was $13.50 per share. Further discussion of the 2017 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32 of this proxy statement.

2019 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary, annual incentive bonus, and long-term incentive compensation. Each executive officer also received certain other benefits as listed in the “All Other Compensation” column.

Base Salary

In 2019, the Compensation Committee continued to implement its base salary positioning philosophy of seeking to establish executive officer base salaries at or near the 50th percentile of our peer group banks. Base salary increases to our named executive officers in 2019 were consistent generally with baseline increases approved for all employees, except where further adjustments were warranted based on outstanding or poor personal performance or peer market median alignment. Each named executive officer’s base salary is reviewed annually and is subject to adjustments based upon our financial performance, individual performance and our overall compensation philosophy. The Compensation Committee conducts an annual evaluation of the performance of Mr. Helmick in light of specified goals and objectives with input from each independent director. Based on such evaluation and input, the Compensation Committee determines the compensation of Mr. Helmick and discusses its determination with all independent directors. All other executive officers are evaluated on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge, and awareness and accountability. Based thereon, Mr. Helmick determines whether a base salary increase or decrease is considered to be merited based upon individual performance and presents his base salary adjustment recommendations to the Compensation Committee. As a result of the evaluations by the Compensation Committee of Mr. Helmick, and the recommendations by Mr. Helmick regarding the remaining named executive officers as described above, the following merit-based base salary adjustments were made in 2019: (i) Mr. Helmick received a base salary increase of approximately 3.4% to $460,000; (ii) Mr. Culp received a base salary increase of approximately 3% to $247,318, based on a peer group based market adjustment and annual evaluation; (iii) Mr. Witmer received a base salary increase of approximately 2.5% to $281,875; (iv) Mr. Graham received a base salary increase of approximately 2.5% to $186,728; and (v) Ms. Soukenik received a base salary increase of approximately 3.0% to $187,392.

Annual Incentive Plan

Our Annual Incentive Plan provides certain of our executive officers and non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. The Annual Incentive Plan is intended to foster superior financial results by providing corporate-wide incentives that reward individual and team effort to achieve specified performance objectives determined for each fiscal year. The 2019 target bonus award opportunities (expressed as a percentage of base salary) and the 2019 bonus targets for each named executive officer under the Annual Incentive Plan are disclosed on page 30 of this proxy statement under “2019 Named Executive Officers Compensation – Annual Incentive Plan.”

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals during a fiscal year relating to objective financial metrics established by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining a threshold level of the objective metric targets, a target payout of 100% upon attainment of 100% of the objective metric targets, and a maximum payout of 150% of target opportunity upon attaining at or greater than a maximum level of the objective metrics. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2019, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the following three core corporate financial measures: earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had significant additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers, with a weighting of 20% of the total bonus opportunity for Messrs. Helmick, Culp, and Witmer, and a weighting of 10% for Mr. Graham and Ms. Soukenik. The objective performance metrics, weightings, targets and percentage payouts based on actual performance for each of our named executive officers under the Annual Incentive Plan in 2019 is set forth in detail in the tables beginning on page 30 of this proxy statement under “2019 Named Executive Officers Compensation – Annual Incentive Plan.”

Payouts under the subjective element for each named executive officer were based on evaluations of overall job performance during 2019 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executive’s bonus for 2019. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2019 annual bonus. Based upon such reviews, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity for 2019: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; (iii) Mr. Witmer, 100% of the possible 20% weighting; (iv) Mr. Graham, 100% of the possible 20% weighting; and (v) Ms. Soukenik, 100% of the possible 10% weighting.

Finally, the Compensation Committee includes a circuit breaker in the Annual Incentive Plan based on our “Texas ratio” for the year, determined by dividing the amount of Farmers

Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 15% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2019 was approximately 3%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker as part of our annual bonus program helps maintain minimum levels of safety and soundness of our institution while seeking to provide appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2019 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2019	Payout as a Percentage of Target Opportunity for 2019
Kevin J. Helmick	$236,256	128%
Carl D. Culp	$111,145	128%
Mark R. Witmer	$126,675	128%
Mark L. Graham	$75,550	116%
Amber Wallace Soukenik	$80,738	123%

Long-Term Incentive Compensation

In 2019, the Compensation Committee approved the issuance to our named executive officers of (i) service-based long-term incentive awards, (ii) performance-based long-term equity incentive awards, and (iii) performance-based long-term cash incentive awards, under both our 2017 Equity Incentive Plan and our LTI Cash Program, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 42 of this proxy statement. The amounts of these long-term equity incentive awards and those granted in 2017 and 2018 are set forth below in the Outstanding Equity Awards at Year-End table.

A detailed discussion of the vesting criteria and other terms and conditions for such all long-term incentive plan awards is included under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32 of this proxy statement.

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Kevin J. Helmick						13,077	(3)	$213,417	18,130	(4)	$295,882
									16,492	(5)	$269,149
									17,689	(6)	$288,684
Carl D. Culp						5,354	(7)	$87,377	8,000	(4)	$130,560
									6,474	(5)	$105,656
									6,944	(6)	$113,326
Mark R. Witmer						6,632	(8)	$108,234	9,167	(4)	$149,605
									8,375	(5)	$136,680
									8,982	(6)	$146,586
Mark L. Graham						3,904	(9)	$63,713	5,399	(4)	$88,112
									4,930	(5)	$80,458
									5,287	(6)	$86,284
Amber Wallace Soukenik						2,414	(10)	$39,396	3,370	(4)	$54,998
									3,033	(5)	$49,499
									3,254	(6)	$53,105

(1)	Market value computed using $16.32, the closing price of our Common Shares on December 31, 2019.
(2)	Unearned equity awards are presented based on achievement of maximum performance goals and maximum number of shares issuable with respect to vesting thereof.
(3)

Awards of service-based restricted shares under our 2017 Equity Incentive Plan which are subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 4,422 on April 21, 2020; (ii) 4,123 on February 21, 2021; and 4,532 on February 20, 2022.

(4)

Performance-based awards granted during 2019 under our 2017 Equity Incentive Plan that are to vest, if at all, on February 20, 2022, based upon the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2021, as described in greater detail under “2019 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 32 of this proxy statement. Any performance awards that do not vest on February 20, 2022 will be forfeited.

(5)

Performance-based awards granted during 2018 under our 2017 Equity Incentive Plan that are to vest, if at all, on February 21, 2021, based upon the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2020. No awards will vest if our performance falls below the 25th percentile or threshold level, 10% will vest if performance is at the 25th percentile, 50% will vest if performance is at the 50th percentile, and 100% will vest if performance is at the 85th percentile or above. For performance falling within each of these percentile ranges, payouts and vesting will occur on an interpolated basis. Any performance awards that do not vest on February 21, 2021 will be forfeited.

(6)

Performance-based awards granted during 2017 under our 2017 Equity Incentive Plan that are to vest, if at all, on April 21, 2020, based upon the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2019. No awards will vest if our performance falls below the 25th percentile or threshold level, 10% will vest if performance is at the 25th percentile, 50% will vest if performance is at the 50th percentile, and 100% will vest if performance is at the 85th percentile or above. For performance falling within each of these percentile ranges, payouts and vesting will occur on an interpolated basis. Any performance awards that do not vest on April 21, 2020 will be forfeited.
(7)

Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 1,736 on April 21, 2020; (ii) 1,618 will vest on February 21, 2021; and (iii) 2,000 on February 20, 2022.

(8)

Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 2,246 on April 21, 2020; (ii) 2,094 on February 21, 2021; and (iii) 2,292 on February 20, 2022.

(9)

Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 1,322 on April 21, 2020; (ii) 1,232 on February 21, 2021; and (iii) 1,350 on February 20, 2022.

(10)

Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 813 on April 21, 2020; (ii) 758 on February 21, 2021; and (iii) 843 on February 20, 2022.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin J. Helmick			30,624	$424,449
Carl D. Culp			12,528	$173,638
Mark R. Witmer			16,286	$225,724
Mark L. Graham			9,576	$132,723
Amber Wallace Soukenik			5,742	$79,584

(1)

Amounts represent number of shares which vested (i) on April 22, 2019 from awards granted during 2016 under our 2012 Equity Incentive Plan based on the performance of Farmers average ROE relative to the average ROE of our peer group of similar companies during the Performance Period ended on December 31, 2018, and (ii) on April 22, 2019 from awards of service-based restricted shares granted during 2016 under our 2012 Equity Incentive Plan conditioned on continued employment through that date.

(2)	Amounts represent value realized upon vesting at the vesting date closing prices of our Common Shares of $13.86 on April 22, 2019.

Summary of Equity Awards Vested in 2019

During 2019, equity awards subject to normal vesting for our named executive officers consisted of performance-based and service-based long-term awards granted in calendar 2016 which were subject to vesting on the third anniversary of the grant date based on, respectively, our relative average ROE for the three year performance period ended December 31, 2018 or continued employment. With regard to the performance-based equity awards, 100% vested because our relative average ROE for the three-year performance period ending on December 31, 2018 of $11.17 placed us at the 88th percentile of our peer group performance for the same period.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin J. Helmick	$40,000	$37,262	$31,079	—	$277,627
Carl D. Culp	$61,000	$39,320	$20,537	—	$236,360
Mark R. Witmer	$14,000	$16,736	$6,739	—	$46,974
Mark L. Graham	$51,000	$31,719	$4,965	—	$179,358
Amber Wallace Soukenik	$45,000	$29,037	$3,303	—	$172,504

(1)

Column contains contributions by the Company in the last fiscal year under the Nonqualified Plan. Amounts shown are included in the All Other Compensation column (i) shown in the Summary Compensation Table located on page 40.

(2)

Earnings in this column represent estimated earnings on the Nonqualified Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

For a narrative discussion of our Nonqualified Plan, see page 35 of the Compensation Discussion and Analysis.

Employment Agreements, Change in Control Agreements, Executive Separation Policy

Farmers has no written employment agreements with any of its 2019 named executive officers, although certain potential benefits in connection with their employment are governed by an Executive Separation Policy and a Change in Control Agreement, the material terms of which are described below.

Change in Control Agreements

Farmers has entered into Change in Control Agreements with each of its executive officers, including all of its current named executive officers.

In the event that an executive officer’s employment is terminated by Farmers other than for Cause or by the executive for Good Reason during the six-month period commencing prior to a Change in Control (all as defined in the Change in Control Agreement) or the 12-month period thereafter, the executive would be eligible to receive the benefits set forth in the Change in Control Agreement. Those benefits include (i) a payment equal to a multiple of the executive’s annual base salary (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, and one time for Ms. Soukenik); (ii) a payment equal to a multiple of the average of the annual incentive bonus paid to the executive in the three years preceding termination (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, one times for Ms. Soukenik); (iii) a pro rata incentive bonus payment for the year of termination which assumes that performance has been attained at the “target” level for each executive; (iv) a payment equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating for a period of months (36 for Mr. Helmick, 30 for Messrs. Culp, Witmer, and Graham, or 12 for Ms. Soukenik); and (v) for Messrs. Helmick, Culp, Witmer, and Graham, a payment of $20,000 for outplacement services.

Each of the Change in Control Agreements provide for a “cut-back” in the event of any excise tax under Section 280G of the Code, such that the benefits payable to the executive would be reduced to $1.00 less than the amount that causes the payments to be treated as parachute payments under Section 280G of the Code; provided, however, that no reduction will occur if, on an after-tax basis in each case and taking into account all federal, state and local taxes (including any excise tax), the executive would receive a greater amount if no reduction had occurred, thus providing the “best net effect” to the executive.

In order to receive the benefits described above, the executive would be required to execute a general release in favor of Farmers and must also (i) comply with covenants prohibiting the solicitation of customers and employees (for a period of 36 months for Mr. Helmick, and 24 months for Messrs. Culp, Witmer, Graham, and 12 months for Ms. Soukenik) (ii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iii) comply with non-disparagement provisions.

Executive Separation Policy

Farmers has adopted an Executive Separation Policy which applies to our Chief Executive Officer and President, Senior Executive Vice President – Chief Financial Officer, Senior Executive Vice President – Chief Banking Officer, Executive Vice President – Chief Credit Officer, and such other persons as may be designated annually by the Board of Directors, including currently our Senior Vice President, Chief Lending Officer and Regional President, among other executive officers (collectively, the “Covered Executives”). Accordingly, each of our named executive officers is a Covered Executive and participates in the Executive Separation Policy.

In the event that a Covered Executive’s employment is terminated by Farmers for Cause or by the Covered Executive without Good Reason (each as defined in the Executive Separation Policy), then the Covered Executive would be entitled to receive (i) all earned but unpaid compensation benefits for time worked through the date of termination; and (ii) such other rights and benefits, if any, as may be provide under other plans and programs of Farmers (collectively, the “Accrued Obligations”).

If the Covered Executives employment is terminated by Farmers without Cause or by the Covered Executive with Good Reason, then, in addition to the Accrued Obligations, the Covered Executive would be eligible to receive the following (i) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer and Graham, or 12-months’ salary for Ms. Soukenik; (ii) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (iii) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Ms. Soukenik); and (iv) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Ms. Soukenik) for reasonable outplacement services for up to one year by a firm selected by Farmers.

The Executive Separation Policy defines “Good Reason” to include any of the following: (a) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefore; (b) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company that meets certain conditions in the Executive Separation Policy. The Executive Separation

Policy defines “Cause” to mean (a) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (b) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (c) action or inaction by the Covered Executive that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (d) the violation of any material written policy, rule or regulation of the Company; or (e) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the effective date of the Executive Separation Policy.

In order to receive any payments pursuant to the Executive Separation Policy (other than the Accrued Obligations), the Covered Executive would be required to execute a general release in favor of Farmers and must also (i) comply with a non-competition covenant for 12 months; (ii) comply with covenants prohibiting the solicitation of customers and employees for a period of time equal to 24 months (for Messrs. Helmick, Culp, Witmer, Graham, and Ms. Soukenik); (iii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iv) comply with non-disparagement provisions. Failure to abide by these conditions requires the Covered Executive to return to Farmers, within 10 days after request by Farmers, any amounts Farmers has paid to the Covered Executive under the Executive Separation Policy (other than the Accrued Obligations).

In the event that a Covered Executive is terminated under circumstances that would entitle him or her to payment under a Change in Control Agreement, then the terms of the Change in Control Agreement will be controlling and the Covered Executive would not be entitled to benefits under the Executive Separation Policy.

Potential Payments Upon Termination or Change in Control

The following table sets forth a summary of the potential amounts payable to each named executive officer under various termination scenarios including those provided pursuant to the terms of the Executive Separation Policy and Change in Control Agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Agreements, Change in Control Agreements, Executive Separation Policy” beginning on page 48 of this proxy statement. The figures in the table assume termination occurring on December 31, 2019.

Compensation Components	Death or Disability(1)	Voluntary Termination without Good Reason or Involuntary Termination for Cause(2)	Voluntary Termination with Good Reason or Involuntary Termination without Cause(3)	Voluntary Termination with Good Reason or Involuntary Termination without Cause upon Change in Control(4)
Kevin J. Helmick
Severance Pay	—	—	$1,380,000	$1,380,000
Benefits	—	—	$47,808	$47,808
Annual Incentive Plan	$184,000	—	$184,000	$700,720
Long-term Incentive Plans(5)	$819,712	—	$213,417	$819,712
Nonqualified Plan	$277,627	$277,627	$277,627	$277,627

Total	$1,281,339	$277,627	$2,102,852	$3,225,867

Carl D. Culp
Severance Pay	—	—	$741,954	$618,295
Benefits	—	—	$36,864	$30,720
Annual Incentive Plan	$86,561	—	$86,561	$259,168
Long-term Incentive Plans(5)	$335,567	—	$87,377	$335,567
Nonqualified Plan	$236,360	$236,360	$236,360	$236,360

Total	$658,488	$236,630	$1,189,116	$1,480,110

Mark R. Witmer
Severance Pay	—	—	$845,625	$704,688
Benefits	—	—	$36,432	$30,360
Annual Incentive Plan	$98,656	—	$98,656	$321,285
Long-term Incentive Plans(5)	$415,654	—	$108,234	$415,654
Nonqualified Plan	$46,974	$46,974	$46,974	$46,974

Total	$561,284	$46,974	$1,135,921	$1,515,961

Mark L. Graham
Severance Pay	—	—	$560,184	$466,820
Benefits	—	—	$31,716	$26,430
Annual Incentive Plan	$65,355	—	$65,355	$202,038
Long-term Incentive Plans(5)	$244,709	—	$63,713	$244,709
Nonqualified Plan	$179,358	$179,358	$179,358	$179,358

Total	$489,422	$179,358	$900,326	$1,119,354

Amber Wallace Soukenik
Severance Pay	—	—	$374,784	$187,392
Benefits	—	—	$9,912	$9,912
Annual Incentive Plan	$65,587	—	$65,587	$71,238
Long-term Incentive Plans(5)	$151,323	—	$39,396	$151,323
Nonqualified Plan	$172,504	$172,504	$172,504	$172,504

Total	$389,414	$172,504	$662,183	$592,368

(1)

No severance benefits are provided upon a named executive officer’s death or disability other than (i) payment of the target amount under our Annual Incentive Plan, (ii) vesting of long-term incentive plan awards, and (iii) amounts vested under our Nonqualified Plan. All outstanding service-based awards fully vest upon death or disability. A pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest upon death or disability, but are settled only at the end of the normal vesting period and only to the extent of determined by the performance criteria over the performance period. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at their target levels of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 31, 2019 of $16.32. Farmers considers normal retirement age to be 65 years of age, and no named executive officer was eligible for treatment as a retirement upon a voluntary resignation at December 31, 2019.

(2)

Our Executive Separation Policy provides the participating executives with the following benefits as a result of a voluntary termination without Good Reason or an involuntary termination by Farmers Bank for Cause (each as defined in the Executive Separation Policy): (a) their Accrued Obligations; and (b) any rights and benefits, if any, provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned but unused vacation (however the table assumes that the executives would receive no benefit for unused paid time off as of December 31, 2019, as unused paid time off cannot be carried over from one year to the next).

(3)

Our Executive Separation Policy generally provides the Covered Executives the following benefits as a result of a termination by the Company without Cause or by the Covered Executives for Good Reason: (a) the Accrued Obligations, (b) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer, and Graham, or 12-months’ salary for Ms. Soukenik; (c) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (d) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Ms. Soukenik); and (e) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Ms. Soukenik) for reasonable outplacement services for up to one year by a firm selected by Farmers. All outstanding service-based awards fully vest (calculated using the closing price of our Common Shares on December 31, 2019 of $16.32, and all outstanding performance-based awards are forfeited. Because termination is assumed for purposes of the table to have occurred on December 31, 2019, the annual incentive benefit payable to the executives is a full year bonus at the “target” level and not a pro rata portion of that annual incentive benefit. The table also assumes that the executives would receive no benefit for unused paid time off as of December 31, 2019, as unused paid time off cannot be carried over from one year to the next.

(4)

The Change in Control Agreements with our named executive officers provide for the following payments if employment is terminated by the Company other than for Cause or by the executive for Good Reason (as each defined in the Change in Control Agreements): (a) a payment in an amount equal to the executive’s annual base salary multiplied by three for Mr. Helmick, two and one-half for Messrs. Culp, Witmer, and Graham, or one for Ms. Soukenik and all other executive officers; (b) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three for Mr. Helmick, two and one-half for Messrs. Culp, Witmer, and Graham, and one for Ms. Soukenik and all other executive officers; (c) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (d) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 for Mr. Helmick, 30 for Messrs. Culp, Witmer, and Graham, or 12 for Ms. Soukenik and all other executive officers; and (e) a lump sum of $20,000 for outplacement services for Messrs. Helmick, Culp, Witmer, and Graham. Upon a voluntary termination for Good Reason or an involuntary termination without Cause within two years following a Change in Control, (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based long-term incentive awards vest and are settled at the “target” level of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 31, 2019 of $16.32.

(5)

Upon death or disability (i) all outstanding service-based awards fully vest, and (ii) a pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest subject to settlement only at the end of the normal vesting period and only to the extent determined by the performance criteria over the performance period. For purposes of these calculations, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at target levels of performance. Upon voluntary termination without Good Reason or involuntary termination for Cause all outstanding long-term incentive awards are forfeited. Upon voluntary termination with Good Reason or involuntary termination without Cause (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based awards are forfeited. Upon a voluntary termination for Good Reason or an involuntary termination without Cause within two years following a Change in Control, (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based long-term incentive awards vest and are settled at the “target” level of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 31, 2019 of $16.32.

EQUITY COMPENSATION PLAN INFORMATION

Our 2017 Equity Incentive plan authorized the Company to issue up to 800,000 of Common Shares to our employees and non-employee directors in exchange for consideration in the form of goods or services. Information on awards outstanding under such plans as of December 31, 2019, is set forth below:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	192,665	—	475,547
Equity compensation plans not approved by security holders	N/A	—	—
Total	192,665	—	475,547

(1)

Amount represents awards of performance-based shares granted pursuant to the 2017 Equity Incentive Plan, the vesting of which is contingent upon corporate performance measured by evaluating our average ROE relative to the average ROE of a peer group of financial institutions during the applicable three-year performance period commencing in the year of grant. Amount does not include outstanding awards of service-based restricted shares totaling 81,165, which are subject to vesting within the third anniversaries of the grant dates, conditioned upon continued employment of the participants on such anniversary dates.

(2)	The weighted average exercise price is not determinable for the awards of performance-based shares described in footnote (1).
(3)	Amount represents shares available for future issuance under the 2017 Equity Incentive Plan.

DIRECTOR COMPENSATION

The following table sets forth compensation information on each of Farmers’ non-employee directors. Directors who are employees of Farmers do not receive additional compensation for services as a director. For additional description of our director compensation, see Other Elements of Our Compensation Programs—Director Compensation on page 38 of the Compensation Discussion and Analysis.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Gregory C. Bestic	$59,000	—	$59,000
Lance J. Ciroli	$75,000	—	$75,000
Anne Frederick Crawford	$45,000	—	$45,000
Ralph D. Macali	$45,000	—	$45,000
Terry A. Moore	$50,000	—	$50,000
Edward W. Muransky	$45,000	—	$45,000
David Z. Paull	$52,000	—	$52,000
James R. Smail	$93,000	—	$93,000
Gregg Strollo	$15,000	—	$15,000

(1)

Amounts reflect all fees paid in cash during 2019 for services as a director, including the following amounts paid to directors with additional duties: (i) $25,000 for the independent Board Chair; (ii) $20,000 for the independent Board Vice Chair; (iii) $10,000 for the chair of the Executive Committee; and (iv) $5,000 for all other committee chairs. Amounts for Messrs. Smail and Bestic include $18,000 and $9,000, respectively, in fees for their service on the board of Farmers Trust Company, a subsidiary of Farmers. The amount for Mr. Paull includes $2,000 in fees for his service on the board of National Associates, Inc., a subsidiary of Farmers Trust Company.

CEO PAY RATIO DISCLOSURE

CEO Pay Ratio

Pursuant to Commission regulations adopted under the Dodd-Frank Act, we are required to calculate and disclose the ratio of the annual total compensation of our chief executive officer, Mr. Helmick, compared to the total annual compensation of our employee whose compensation represents the median compensation of all employees other than Mr. Helmick.

To identify such “median employee” we added the salary paid to each employee (other than Mr. Helmick) during 2017 plus all other compensation paid to each employee for services rendered during 2017, to arrive at total compensation paid to each employee with respect to 2017. We used the amount of salary paid during 2017, rather than salary paid for services rendered during 2017 regardless of when actually paid, for purposes of identifying the median employee. We calculated the compensation of each of our 457 employees who was employed by the Company as of December 31, 2017. The compensation of full-time, permanent employees who were hired after January 1, 2017 was annualized. The compensation of part-time, temporary and seasonal employees was not adjusted to a full-time or full-year equivalent. We included for each employee all forms of compensation that were paid to that employee during 2017, including, as applicable, the following:

•	Base salary or wages, including overtime
•	Bonuses
•	Grants of time-based long-term incentive compensation awards
•	Other incentive compensation, including vesting of performance-based long-term incentive compensation awards
•	Service awards for years of service to Farmers
•	Christmas gifts
•	401(k) plan matching contributions
•	Nonqualified deferred compensation
•	Nonqualified executive retirement compensation
•	Health insurance premiums
•	Group term life insurance, AD&D, and long-term and short-term disability premiums

After calculating each employee’s annual total compensation, we ranked the annual total compensation of all employees other than Mr. Helmick from lowest to highest and identified the middle employee in the list as the median employee for purposes of our CEO Pay Ratio Disclosure in our 2018 and 2019 proxy statement. We continued to use that identified median employee for purposes of our CEO Pay Ratio Disclosure in this proxy statement, based on a calculation of the annual total compensation of both Mr. Helmick and such median employee for the 2019 calendar year in a manner consistent with the rules for determining amounts disclosed in the Summary Compensation Table located on page 40. The calculations yielded the following results:

Annual total compensation of Mr. Helmick	$1,037,237
The median employee’s annual total compensation	$39,659
The ratio of Mr. Helmick’s annual total compensation to the median employee’s annual total compensation	26.16:1

The Compensation Committee believes our compensation program must be equitable to all employees to motivate our employees to perform in manners that enhance shareholder value. We will continue to monitor the relationship of the compensation of our executive officers, including our chief executive officer, to the compensation of non-executive employees.

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are aligned with Farmers’ short-term goals and long-term success. The Board of Directors believes that its improved pay-for-performance philosophy and objectively-driven incentive-based compensation opportunities are designed to both be competitive with opportunities offered by similarly situated financial institutions and to attract, retain and motivate the key executives directly responsible for our continued success. At the Company’s 2019 Annual Meeting of Shareholders, our shareholders approved the executive compensation as disclosed in the proxy statement for that Annual Meeting, with 93% of the Common Shares represented by shareholders present in person or represented by proxy voting for approval. The Compensation Committee evaluated the results of this supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the calendar year 2019 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Two to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present (via the live webcast), represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2019, CliftonLarsonAllen LLP (“CLA”). The Audit Committee also discussed with CLA matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) 1301 (previously AS No. 16). CLA provided to the Audit Committee written disclosures pursuant to Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with CLA any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of CLA, and the Audit Committee has satisfied itself as to CLA’s independence.

Based upon the Audit Committee’s discussion with management and CLA, and the Committee’s review of the representation of management and the report of CLA to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in Farmers’ Annual Report on Form 10-K filed with the Commission.

The Audit Committee:

Gregory C. Bestic, Chair

Lance J. Ciroli

Ralph D. Macali

Edward W. Muransky

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation and approval of the Audit Committee of the Board of Directors and the approval by the Board of Directors, the Company has selected CliftonLarsonAllen LLP (“CLA”) to act as the independent registered public accounting firm to examine Farmers’ books, records and accounts and those of its subsidiaries for the year ending December 31, 2020. This appointment is being presented to shareholders for ratification or rejection during the Annual Meeting.

On January 29, 2019, the Company notified Crowe LLP (“Crowe”) that it has been dismissed as the Company’s independent registered public accounting firm effective as of the completion of the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2018. Crowe had served as the Company’s independent public accounting firm since 2003. Crowe served as the Company’s independent public accounting firm until the completion of the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2018.

Crowe’s reports on the Company’s consolidated financial statements for each of the two most recent fiscal years ended December 31, 2017 and 2018 in which Crowe served as the independent registered public accounting firm for the Company did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2017 and 2018 in which Crowe served as the independent registered public accounting firm for the Company, and the subsequent interim period through January 30, 2019, (i) there were no disagreements between the Company and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused Crowe to make reference to the subject matter of the disagreements in its report on the consolidated financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304 of Regulation S-K.

On January 30, 2019, the Company appointed CLA to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, upon the recommendation and approval of the Audit Committee and the approval by the Board of Directors. The appointment of CLA resulted from a competitive request for proposal process undertaken by the Audit Committee pursuant to which the Audit Committee received proposals from CLA, Crowe, and one other independent registered public accounting firm.

CLA was Farmers’ independent registered public accounting firm for the year ended December 31, 2019, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present (via the live webcast), represented and entitled to vote during the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes may be counted as votes “For” Proposal Three. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and thus will have the same effect as a vote against Proposal Three. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of CLA and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of CLA will be present (via the live webcast) during the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CLIFTONLARSONALLEN LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by CLA for fiscal 2019 were as follows:

2019
Audit Fees	$273,400
Audit-Related Fees	—
Tax Fees	$21,925
All Other Fees	—

Audit Fees consist of fees billed by Farmers’ independent registered public accounting firm for the audit of Farmers’ annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during 2019.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of CLA and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

CARL D. CULP

Senior Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 13, 2020

APPENDIX A: FARMERS NATIONAL BANC CORP. – Reconciliation of Non-GAAP Financial Measures

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

December 31,	2019	2018	2017	2016	2015
Stockholders’ Equity	$299,309	$262,320	$242,074	$213,216	$198,047
Less Goodwill and other intangibles	42,645	43,952	45,369	45,154	42,911

Tangible Common Equity	$256,664	$218,368	$196,705	$168,062	$155,136

Reconciliation of Total Assets to Tangible Assets

December 31,	2019	2018	2017	2016	2015
Total Assets	$2,449,158	$2,328,864	$2,159,069	$1,966,113	$1,869,902
Less Goodwill and other intangibles	42,645	43,952	45,369	45,154	42,911

Tangible Assets	$2,406,513	$2,284,912	$2,113,700	$1,920,959	$1,826,991

Reconciliation of Net Income, Excluding Merger Related Expenses and Deferred Tax Asset Adjustment

December 31,	2019	2018	2017	2016	2015
Net income	$35,760	$32,569	$22,711	$20,557	$8,055
Acquisition related costs - tax equated	187	(158)	283	412	4,831
Recoverable litigation settlement	399	0	0	0	0
Asset gains	(20)	0	0	0	0
Deferred tax asset adjustment	0	0	1,793	0	0

Net income - adjusted	$36,326	32,411	24,787	20,969	12,886
Average shares outstanding	27,875	27,675	27,568	27,000	22,678

EPS excluding acquisition costs and deferred tax asset adjustment	$1.30	$1.17	$0.90	$0.78	$0.57

Reconciliation of Return on Average Assets and Average Equity, Excluding Merger Related Expenses and Deferred Tax Asset Adjustment

December 31,	2019	2018	2017	2016	2015
ROA excluding merger related expenses (1)	152%	1.45%	1.19%	1.09%	0.87%
ROE excluding merger related expenses (2)	12.76%	13.07%	10.83%	9.92%	7.95%

(1)	Net income - adjusted divided by average assets
(2)	Net income - adjusted divided by average equity

The tangible common equity ratio is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The tangible common equity ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the tangible common equity ratio, our tangible common equity ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non U.S. GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited tangible common equity ratio as of December 31, 2019, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth above.

A-1

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Before the meeting go to www.envisionreports.com/FMNB During the meeting go to www.meetingcenter.io/236769428 or scan the QR code – login details are located in the shaded bar below.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

1. to elect three Class I directors to serve for terms of three years to expire at the Annual Meeting of Shareholders to be held in 2023:
	For	Withhold		For	Withhold		For	Withhold
01 - Gregory C. Bestic	☐	☐	02 - Kevin J. Helmick	☐	☐	03 - Terry A. Moore	☐	☐
to elect one Class III director to serve for a term of two years to expire at the Annual Meeting of Shareholders to be held in 2022:
	For	Withhold
04 - Edward W. Muransky	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. to consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers	☐	☐	☐	3. to consider and vote upon a proposal to ratify the appointment of CliftonLarsonAllen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2020 Annual Meeting of Shareholders of Farmers National Banc Corp. will be held April 16, 2020, at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting.

The 2020 Annual Meeting of Shareholders of Farmers National Banc Corp. will be held on

April 16, 2020 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/236769428.

To access the virtual meeting, you must have the Control number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – FMNB2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2019 Annual Report to Shareholders with Form 10-K is/are available at

www.envisionreports.com/FMNB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FMNB

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

April 16, 2020

via the Internet at www.meetingcenter.io/236769428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 16, 2020, at 10:00 a.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side

C	Non-Voting Items

Change of Address – Please print new address below.

∎

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

1. to elect three Class I directors to serve for terms of three years to expire at the Annual Meeting of Shareholders to be held in 2023:
	For	Withhold		For	Withhold		For	Withhold
01 - Gregory C. Bestic	☐	☐	02 - Kevin J. Helmick	☐	☐	03 - Terry A. Moore	☐	☐
to elect one Class III director to serve for a term of two years to expire at the Annual Meeting of Shareholders to be held in 2022:
	For	Withhold
04 - Edward W. Muransky	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. to consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers	☐	☐	☐	3. to consider and vote upon a proposal to ratify the appointment of CliftonLarsonAllen LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2020 Annual Meeting of Shareholders of Farmers National Banc Corp. will be held April 16, 2020, at 10:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at www.meetingcenter.io/236769428, where you will be able to vote electronically and submit questions during the meeting.

The 2020 Annual Meeting of Shareholders of Farmers National Banc Corp. will be held on

April 16, 2020 at 10:00 a.m. Eastern Time, virtually via the internet at www.meetingcenter.io/236769428.

To access the virtual meeting, you must have the Control number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – FMNB2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2019 Annual Report to Shareholders with Form 10-K is/are available at

www.edocumentview.com/FMNB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

April 16, 2020

via the Internet at www.meetingcenter.io/236769428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 16, 2020, at 10:00 a.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side